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                    REAL ESTATE PURCHASE AND SALE AGREEMENT


     THIS AGREEMENT, by and between PRINCIPAL MUTUAL LIFE INSURANCE COMPANY, an Iowa Corporation, herein referred to as "Seller" and WEEKS REALTY, L.P., a Georgia limited partnership, herein referred to as "Buyer" is dated as of May 28, 1996.

     WHEREAS, Seller is the owner of certain real property described on Exhibits A-1 through A-3 attached hereto, including those certain buildings and improvements referred to therein, and Seller desires to sell and Buyer desires to purchase said real property on the terms and conditions set forth herein;


     IN CONSIDERATION OF THE MUTUAL UNDERTAKINGS of the parties hereto it is agreed as follows:

     1.  Property Included in Sale.  Seller hereby agrees to sell and convey to
         -------------------------
Buyer, and Buyer hereby agrees to purchase from Seller, the following:

        (a) that certain real property locally known as 2725, 2755, 2775, 3040, 3055, 3075, 3100, 3155 and 3175 Northwoods Parkway, Norcross, Georgia, 6525-6527 Jimmy Carter Boulevard, Norcross, Georgia and 1331-41-51 and 1335 Capital Circle, Marietta, Georgia and more particularly described in Exhibits A-1 through A-3 attached hereto (the "Real Property");

        (b) Seller's interest in all rights, privileges and easements appurtenant to the Real Property, including, without limitation, all minerals, oil, gas and other hydrocarbon substances as well as all development rights, air rights, water, water rights (and water stock, if any) relating to the Real Property and any easements, rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Real Property;

        (c) Seller's interest in all improvements and fixtures located on the Real Property, as well as all other buildings and structures presently located on the Real Property, all apparatus, equipment and appliances used in connection with the operation or occupancy of the Real Property, such as heating and air conditioning systems and facilities used to provide any utility services, refrigeration, ventilation, garbage disposal, recreation or other services on the Real Property (all of which are collectively referred to as the "Improvements");
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        (d) all personal property (the "Personal Property") of Seller located on or in the Real Property and Improvements; and

        (e) all of the interest of Seller in any intangible personal property now or hereafter owned by Seller and used in the ownership, use and operation of the Real Property, Improvements and Personal Property, including, without limitation, the right to use any trade name now used in connection with the Real Property and any contract or lease rights, agreements, utility contracts or other rights relating to the ownership, use and operation of the Property.

        All of the items referred to in subparagraphs (a), (b), (c), (d) and (e) above are hereinafter collectively referred to as the "Property."

    2.  Purchase Price.  The total purchase price (the "Purchase Price") for the
        --------------
Property is Thirty Million Six Hundred Fifteen Thousand Dollars
($30,615,000.00). The Purchase Price is payable by wire transfer of immediately available funds at Closing.

      Within three (3) days of the Agreement Date, Buyer shall deposit into escrow with First American Title Insurance Company, 30 North LaSalle Street, Suite 310, Chicago, Illinois 60602, Attention: Judith Thomas ("Title Company") the sum of $190,000.00 (the "Deposit"). The Deposit shall be held by the Title Company in a federally insured interest bearing account and applied against the cash portion of the Purchase Price at Closing. Interest shall be considered part of and shall follow the Deposit. In the event that this Agreement is terminated prior to Closing due to no fault of Buyer, the Deposit shall be returned to Buyer.

      In the event the purchase and sale provided for under this Agreement does not close due to acts of Buyer, Buyer and Seller hereby agree that Seller will be damaged thereby and that the amount by which Seller is damaged is difficult to ascertain. Therefore, Seller and Buyer hereby agree that the sum equal to the Deposit shall represent and be liquidated damages payable to Seller in such event. These liquidated damages shall be payable by delivery to Seller of the Deposit.

    3.  Title to the Property.
        ---------------------

        (a) At the Closing, Seller shall convey to Buyer marketable and insurable fee simple title to the Real Property, all rights, privileges and easements appurtenant thereto, and to the Improvements, by duly executed and

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acknowledged special or limited warranty deed reasonably acceptable to Buyer.
The limited warranty deed shall be in the form attached hereto as Exhibit I. Evidence of delivery of marketable and insurable fee simple title shall be the issuance of an ALTA Extended Coverage Owner's Policy of Title Insurance (current version of Form B-1970), in the full amount of the Purchase Price by Title Company, insuring fee simple title to the Real Property, Improvements, and appurtenant rights, privileges and easements, in the Buyer, subject only to such exceptions as Buyer shall approve pursuant to paragraph 4A(i) below. Said policy shall provide full coverage against mechanics' or materialmen's liens arising out of the construction of any of the Improvements and shall contain such special endorsements as Buyer may reasonably require. If, at the Closing, Buyer is unable to obtain an ALTA Extended Coverage Owner's Policy of Title Insurance (current version of Form B-1970) or any of the special endorsements Buyer shall reasonably require which are identified in writing to Seller no later than June 20, 1996, Buyer shall have the right to terminate this Agreement, in which event the Deposit shall be returned to Buyer and, thereafter, neither party shall have any further rights, duties or obligations hereunder.

        (b) At the Closing, Seller shall transfer title to the Personal Property by a bill of sale in the form attached hereto as Exhibit B, such title to be free of any liens and encumbrances.

    4A. Conditions to Closing.  The following conditions are conditions
        ---------------------
precedent to Buyer's obligation to purchase the Property:

        (i) Buyer's review and approval of title to the Property, in accordance with the procedure set forth in this subparagraph (i). Seller shall as soon as possible and in any event, not later than fifteen (15) days after executing this Agreement deliver to Buyer:

          (1) a current extended coverage preliminary title report on the Real Property, accompanied by copies of all documents referred to in the report;

          (2) copies of all existing and proposed easements, covenants, restrictions, agreements or other documents which affect the Property and which are not disclosed by the preliminary title report, or, if no such documents exist, a certification of Seller to that effect;

          (3) a current "as-built" survey of the Real Property and Improvements by a licensed surveyor or civil engineer. Said survey shall be acceptable to,

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and certified to, Buyer and in sufficient detail to provide the basis for an
ALTA Extended Coverage Owner's Policy of Title Insurance without boundary, encroachment or survey exceptions, and shall show the location of all easements and Improvements (including underground improvements) and any and all other pertinent information with respect to the Property. The survey shall also indicate any encroachments of Improvements onto easements or onto adjacent properties or certify to their absence and shall indicate the presence of improvements and easements on property adjoining the Real Property if located within five (5) feet of the boundaries of the Real Property; and

          (4)  copies of the most recent property tax bills for the Property.

          Buyer shall advise the Seller no later than June 20, 1996, what exceptions to title, if any, will be accepted by Buyer. Seller shall have thirty (30) days after receipt of Buyer's objections to remove any objectionable exceptions from title and to provide Buyer with evidence satisfactory to Buyer of such removal or to provide Buyer with evidence satisfactory to Buyer that said exceptions will be removed on or before the Closing. Anything contained in this Agreement to the contrary notwithstanding, Seller agrees to satisfy, pay off, cure or remove, prior to or at the Closing, all security deeds, mortgages, judgments, liens, and other monetary encumbrances incurred by Seller, of record when Seller acquired the Real Property, or those in favor of Seller. If Seller fails to do so, Buyer may do so, without waiving any other remedies provided for herein, and deduct the cost of doing so from the Purchase Price.

        (ii) Buyer's review and approval, on or before July 5, 1996 (the "Approval Date") of all service contracts, maintenance contracts, management contracts, certificates of occupancy, warranties, soils reports, insurance policies, historical operating reports and other contracts or documents of significance to the Property.

        (iii) Buyer's review and approval, on or before the Approval Date, of: (i) all existing and pending leases (and any amendments thereto) affecting the Property; (ii) a current rent roll for the Property, listing for each tenant the name, rent, percentage rent, if any, sales volume break point, offsets or credits to percentage rent, if any, obligation for reimbursement for expenses, amount of deposit and prepaid rent, if any, lease commencement date, lease termination date, lease options, option rent, and cost of living or other rent escalation clauses; and (iii) a schedule of any employees employed by Seller or

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the present owner of the Property or contractors retained by Seller or the present owner of the Property in the operation of the Property, setting forth names, salaries, other compensation, and other pertinent information concerning such employees or contractors, including the terms of any contracts with them. The rent roll shall be brought current to date prior to the Closing. In the event the rent roll, as updated, at the Closing shows that the status of the leases has changed in a material and adverse manner, Buyer shall have the right to terminate this Agreement, in which case the Deposit shall be refunded to Buyer and, thereafter, neither party shall have any further rights, duties or obligations hereunder.

        (iv) Buyer's review and approval, on or before the Approval Date, of all zoning, land-use, environmental, building and construction laws and regulations restricting or regulating or otherwise affecting the use, occupancy or enjoyment of the Property.

        (v) Buyer's review and approval, on or before the Approval Date, of hazardous waste, soils, engineering (which shall include but not be limited to review of plans and specifications for the Property and structural, mechanical, electrical and other physical characteristics of the Property) and seismic reports with respect to the Property.

        (vi) Seller obtaining from tenants and delivering to Buyer, prior to or at the Closing, tenant estoppel certificates in form and substance satisfactory to Buyer from tenants occupying not less than eight percent (80%) of the net leaseable area of the Real Property. Said certificates shall be substantially in the form attached hereto as Exhibit H, or otherwise reasonably acceptable to Buyer, and shall be dated no earlier than thirty (30) days prior to the Closing Date. In the event Seller is unable to obtain such a certificate from any tenant, Seller shall provide its certificate on the tenant's behalf.

         The foregoing conditions contained in items (i) through (vi) are intended solely for the benefit of Buyer. If any of the foregoing conditions are not satisfied, Buyer shall have the right at its sole election either to waive the condition in question and proceed with the purchase or, in the alternative, terminate this Agreement. In the event of termination of this Agreement by the Buyer, the Deposit shall be returned to Buyer and the parties shall have no further rights or obligations to each other pursuant to this Agreement. The Closing Date may be extended, at Buyer's option, a reasonable period of time if required to allow said conditions to be satisfied, subject to Buyer's further right to terminate this Agreement upon the expiration of the period of any such extension if all said conditions have not been satisfied. In the event Buyer elects to terminate this Agreement, Seller shall pay any title and escrow charges, and neither party shall have any further rights or obligations under this Agreement.

  4B. Seller's Conditions to Closing.  The following conditions are conditions
      ------------------------------
precedent to Seller's obligation to sell the Property:

      (i) The approval of Seller's Investment Committee, which approval Buyer acknowledges Seller will not seek until the Approval Date has passed and Buyer has failed to exercise its right of termination under paragraph 4A. Seller makes no representation with regard to the likelihood of approval of this Agreement or the transaction contemplated herein by its Investment Committee. Seller shall have a period of ten (10) calendar days after the Approval Date to obtain such approval by its Investment Committee. If for any reason Seller's Investment Committee does not approve this Agreement or the transaction contemplated herein, this Agreement shall terminate, the Title Company shall return the Deposit to Buyer and, except as set forth in the succeeding sentence, neither party shall have any further obligations or rights hereunder. In the event this Agreement is terminated solely due to the failure of Seller's Investment Committee to approve the transaction contemplated herein, Seller shall reimburse Buyer for one-half of all reasonable, verifiable out-of-pocket expenses incurred by Buyer to third parties in connection with its proposed acquisition of the Property, up to a maximum of $25,000.00.

      (ii) Delivery by Buyer at Closing of the Purchase Price and the executed Assignment and Assumption of Leases.

      (iii) Performance by Buyer as and when required by this Agreement of each and every term, covenant, condition and agreement required to be performed by Buyer pursuant to this Agreement.

          In the event that these conditions 4B (ii) and (iii) are not satisfied Seller may elect to terminate this Agreement or waive satisfaction of the condition and close escrow. In the event of such termination and provided Seller has performed all of its obligations and is ready, willing and able to close as required herein, the Deposit shall be retained by Seller and shall be non-refundable to the Buyer.

    5.  The Closing.
        ------------

        (a) Within five (5) days following the date on which the conditions precedent set forth in paragraph 4 have been satisfied or waived, the parties, through their respective attorneys, shall establish an escrow with the Title

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Company through which the transaction contemplated hereby shall be closed.  Upon opening of said escrow Buyer and Seller shall cause the Deposit to be transferred into said escrow. The escrow instructions shall be in the form customarily used by the Title Company with such special provisions added thereto as may be required to conform to the provisions of this Agreement. Said escrow shall be auxiliary to this Agreement, and this Agreement shall not be merged into nor in any manner superseded by said escrow. The Title Company shall file, unless otherwise directed by Buyer, with the Internal Revenue Service the information return (Form 1099B) required by Section 6045(e) of the Internal Revenue Code and any regulations issued pursuant thereto. Seller shall be responsible to give to the Title Company such information of the Seller that the Title Company needs in order to complete such form.

        (b) The Closing hereunder shall be held and delivery of all items to be made at the Closing under the terms of this Agreement shall be made at the offices of the Title Company on the date which is thirty (30) calendar days following the Approval Date, or such other date prior thereto as Buyer and Seller may mutually agree in writing (the "Closing Date"). Such date may not be extended without the prior written approval of both Seller and Buyer, except as otherwise expressly provided in this Agreement. In the event the Closing does not occur on or before the Closing Date, the Title Company shall, unless it is notified by both parties to the contrary within five (5) days after the Closing Date, return to the depositor thereof items which may have been deposited hereunder. Any such return shall not, however, relieve either party hereto of any liability it may have for its wrongful failure to close.

        (c) At or before the Closing, Seller shall deliver to Buyer the following:

          (i) special or limited warranty deed conveying to the Buyer the Real Property, Improvements and all rights, privileges and easements appurtenant thereto as required by paragraph 3(a) above;

          (ii) bill of sale covering the Personal Property and any apparatus, equipment or appliances which are a part of the Improvements in the form attached hereto as Exhibit B;

          (iii) a Certificate from the Secretary of State or other appropriate government official of the state in which the Property is located which indicates that as of the Closing Date there are no filings against Seller in the office of the Secretary of State or other government official under the Uniform Commercial Code of such state which would be a lien on the items specified in

                                       7
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the Bill of Sale referred to in paragraph 5(b)(ii) above (other than such filings, if any, as are being released at the time of the Closing);

          (iv) originals of all leases (and amendments thereto, if any) covering any portion of the Property, and an Assignment of Leases in the form attached hereto as Exhibit C;

          (v)  the  tenant estoppel certificates required under paragraph 4A
(vi) above, including the certificate of Seller, if required thereunder;

          (vi) originals or copies of all service contracts, maintenance contracts and management contracts affecting the Property (collectively, the "Service Contracts") to be continued by Buyer after the Closing, and any warranties or guaranties received by Seller from any contractors, subcontractors, suppliers or materialmen in connection with construction of the Improvements;

          (vii) Assignment of Service Contracts and any warranties and guaranties in the form attached hereto as Exhibit D;

          (viii) if in Seller's possession, originals or copies of building permits and certificates of occupancy for the buildings and all tenant-occupied space included within the Improvements;

          (ix) if in Seller's possession, one complete set of the as-built plans and specifications for the Improvements;

          (x) notices to the tenants at the Property in the form attached as Exhibit E, executed by Seller;

          (xi) closing statement in form and content satisfactory to Buyer and Seller;

          (xii) Certificate of Seller verifying the Seller's representations and warranties set forth in paragraph 6 are true and correct as of the Closing Date in the form attached hereto as Exhibit F;

          (xiii) an executed counterpart of Title Company's standard escrow instructions, modified in such a manner as is mutually acceptable to Title Company, Seller and Buyer;

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

          (xiv) a corporate officer's affidavit sufficient to induce the Title Company to delete its standard pre-printed exceptions and the "gap" exception;

          (xv)   a certificate of nonforeign status;

          (xvi) an affidavit sufficient under Georgia law to establish that Buyer is not required to withhold any portion of the proceeds under O.C.G.A.
(S)48-7-128; and, if Seller is unable to give such affidavit, Buyer is hereby directed to withhold all required amounts and remit the same to the appropriate state officials;

          (xvii) any other document, instruments or agreements called for hereunder which have not previously been delivered.

          Buyer may waive compliance on Seller's part under any of the foregoing items by an instrument in writing.

      (d) At or before the Closing, Buyer shall deliver to title Company the following:

          (i) an executed counterpart of Title Company's standard escrow instructions, modified in such a manner as is mutually acceptable to Title Company, Seller and Buyer;

          (ii) an Assignment of Leases in the form attached hereto as Exhibit
C;

          (iii) an Assignment of Service Contracts in the form attached hereto as Exhibit D;

          (iv) closing statement in form and content satisfactory to Buyer and Seller;

          (v) Certificate of Buyer verifying Buyer's representations and warranties set forth in paragraph 7 are true and correct as of the Closing Date in substantially the form attached hereto as Exhibit G;

          (vi) any other document, instrument or agreements called for hereunder which have not previously been delivered.

          Seller may waive compliance on Buyer's part under any of the foregoing items by in instrument in writing.

      (e) Seller and Buyer shall each deposit such other instruments as are reasonably required by the escrow holder or otherwise required to close the escrow and consummate the purchase of the Property in accordance with the terms hereof.

      (f) Rents actually collected prior to Closing, real property taxes, interest on any existing financing, water, sewer and utility charges, amounts payable under the Service Contracts, annual permits and/or inspection fees (calculated on the basis of the period covered), insurance premiums (as to those policies, if any, that Buyer determines will be continued after the Closing), and other expenses normal to the operation and maintenance of the Property shall be prorated as of 12:01 a.m. on the date the deed is recorded on the basis of a 365-day year. No proration shall be made for rent delinquent, due but unpaid, or accrued but not yet due as of the Closing Date. Buyer agrees to remit to Seller, upon actual receipt thereof by Buyer, any rents applicable to periods prior to the Closing Date, less any costs or expenses (including reasonable attorney's fees) incurred by Buyer in collecting the same; provided, however, all monies collected by Buyer after the Closing Date from tenants owing accrued rent as of the Closing Date shall be first applied to rent due for the rental period in which such monies are received and then to the next preceding periods, until fully applied. Any costs of tenant finish and lease commissions with regard to New Leases (as defined below) of the Property shall be prorated between Buyer and Seller at Closing based upon the revenue from such New Leases received by Seller prior to Closing and the revenue to be received by Buyer for the term of the New Leases after Closing. Seller and Buyer hereby agree that if any of the aforesaid prorations cannot be calculated accurately on the Closing Date, then the same shall be calculated within thirty (30) days after the Closing Date and either party owing the other party a sum of money based on such subsequent proration(s) shall promptly pay said sum to the other party. At the Closing, Buyer shall be credited with (A) prepaid "rentals," if any (including both a pro rata portion of the rent paid for the month of Closing and, without limitation, security deposits applied during the month by Seller in respect of defaulting tenants, for the month in which Closing shall take place), and (B) unpaid utility charges to the Closing Date, and (C) any amounts due on Service Contracts, if any, on Service Contracts which Buyer does not elect to assume, and (D) tenant security deposits, if any. The terms "Rentals" or "rent," as used herein, shall mean and refer to base rentals; percentage rentals; tax, insurance, operating cost and common area maintenance pass-throughs; and all other amounts payable by tenants at the Property.

      (g) Seller shall pay the cost of any transfer taxes applicable to the sale as well as its own legal fees incurred in connection with this transaction. All other costs and charges in connection with this sale, including without

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limitation, title insurance, surveys and escrow charges, shall be paid by Buyer.
To the extent Buyer is or may become liable, in any respect, for reimbursement of any charges for services arranged for or by Seller (including without limitation title insurance and surveys), Buyer shall have no obligation to reimburse Seller or the third-party provider unless and until Buyer has approved the nature and cost of such services. Moreover, Seller shall cause the Title Company to provide all services other than issuance of the policy of owners title insurance (for which a premium will be paid) without charge.

    6.  Representations and Warranties of Seller. Seller hereby represents and
        ----------------------------------------
warrants to Buyer, to the best of Seller's actual knowledge, as follows:

        (a) The survey, mechanical and structural plans and specifications, soil reports, leases, certificates of occupancy, warranties, operating statements, rent roll and income and expense reports, and all other contracts or documents delivered to Buyer pursuant to this Agreement or in connection with the execution hereof are true and correct copies, and are in full force and effect, without default by any party.

        (b) Except as disclosed to Buyer in writing, Seller does not have knowledge of any condemnation, environmental, zoning or other land-use regulation proceedings, either instituted, or planned to be instituted, which would affect the use and operation of the Property for its intended purpose or the value of the Property, nor has Seller received notice of any special assessment proceedings affecting the Property.

        (c) Seller is a corporation duly organized and validly existing under the laws of the State of Iowa and is in good standing under the laws of the State of Georgia; all documents executed by Seller which are to be delivered to Buyer at the Closing are duly authorized, executed, and delivered by Seller, are legal, valid, and binding obligations of Seller, are sufficient to convey title, and do not violate any provisions of any agreement to which Seller is a party or
to which it is subject.   Seller shall provide Buyer with an opinion of counsel
in form and substance reasonably satisfactory to Buyer with respect to this transaction.

        (d) Except with respect to any New Leases, at the time of Closing there will be no outstanding contracts made by Seller for any improvements to the Property which have not been fully paid for and Seller shall cause to be discharged all mechanics' or materialmen's liens arising from any labor or materials furnished to the Property prior to the time of Closing.

        (e) Seller knows of no facts nor has Seller failed to disclose any fact which would prevent Buyer from using and operating the Property after Closing in the normal manner in which similar properties in the area are operated.

        (f) Seller represents and warrants that no Hazardous Material (as hereinafter defined) has been generated, stored, released, discharged or disposed of from or on the Property during the period of Seller's ownership in violation of any laws. Hazardous Material as used in this Agreement means any hazardous or toxic substance, material, waste or similar term which is regulated by local authorities, the State of Georgia and/or the federal government, including, but not limited to, any material, substance, waste or similar term which is:

            (i) defined as a Hazardous Material under the laws of the State of Georgia;

            (ii) defined as a hazardous substance under Section 311 of the Federal Water Pollution Control Act (33 U.S.C. (S)1317);

            (iii) defined as a hazardous waste under Section 1004 of the Federal Resource Conservation and Recovery Act (42 U.S.C. (S)6901 et. seq.);

            (iv) defined as a hazardous waste substance under Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, (42 U.S.C.
(S)9601 et. seq.);

            (v) defined as a hazardous waste or toxic substance, waste, material or similar term in any rules and regulations, which are adopted by any administrative agency including, but not limited to the Environmental Protection Agency, the Occupational Safety and Health Administration, and any such similar state or local agency having jurisdiction over the Property whether or not such rules and regulations have the force of law; or

            (vi) defined as a hazardous or toxic waste, substance, material or similar term in any statute, regulation, rule or law enacted by local authorities, the State of Georgia, and/or the federal government.

        (g) There is no other property presently owned or used by Seller, the existence of such Hazardous Material upon or discharge of such Hazardous Material from which might cause any charge or lien upon the Property.

        (h) There are now no material physical or mechanical defects of the Property, including, without limitation, the plumbing, heating, air conditioning and electrical systems and all such items are in good operating condition and repair and Seller has received no written notice that such items are in violation of any governmental laws or regulations.

        (i) The use and operation of the Property now is in full compliance with applicable building codes, environmental, zoning and land use laws, and other local, state and federal laws and regulations.

        (j) All water, sewer, gas, electric, telephone, and drainage facilities and all other utilities required by law or by the normal use and operation of the Property are installed to the property lines of the Real Property within the public right-of-way or within valid easements consented to by the holders of all monetary encumbrances which are superior to said easements, are all connected pursuant to valid permits, and are adequate to service the Property and to permit full compliance with all requirements of law and normal usage of the Property by the tenants thereof and their licensees and invitees.

        (k) Seller has obtained all licenses, permits, easements and rights of way, including proof of dedication, required from all governmental authorities having jurisdiction over the Property or from private parties for the existing use and operation of the Property and to insure vehicular and pedestrian ingress to and egress from the Property.

        (l) Seller has complied and caused the Property to comply with all laws and ordinances, and all rules and regulations of all authorities having jurisdiction over Seller, the Property, or the use thereof.

        (m) Except with respect to any New Leases and except as provided in the leasing commission agreements listed on Exhibit J (with respect to past or present tenants at the Property), there are and, after the Closing, will be no liabilities for leasing commissions with respect to any past or present tenants.

            The foregoing representations and warranties are, to the best of Seller's knowledge, true and correct, and it is a condition to Buyer's obligation to close the purchase of the Property that the foregoing warranties be true and correct, to the best of Seller's knowledge, and in full force and effect, on the Agreement Date and at the Closing. Such representations and warranties shall be deemed to have been reaffirmed and restated by Seller, as of the Closing Date, except for any material change in any of the foregoing representations or any material breach of any of the foregoing warranties or agreements that occurs and is expressly disclosed by Seller to Buyer in writing at any time and from time to time prior to the Closing, promptly upon Seller obtaining actual knowledge of such changes (each a "Disclosure" and collectively, the "Disclosures"), which Disclosures shall thereafter be updated by Seller to the Closing Date. If any change in any of the foregoing representations or any breach of any of the foregoing warranties or agreements is a material change or breach, and Seller does not elect to cure all such material changes and breaches within thirty (30) days after Seller's receipt of a written request from Buyer to do so, or does not agree in writing within said thirty (30)-day period to indemnify Buyer against and hold Buyer harmless from any and all losses, liabilities, claims, costs and expenses incurred by Buyer as a result thereof, then, notwithstanding anything contained herein to the contrary, Buyer, at its sole option, and as its sole remedy, may either (a) close and consummate the transactions contemplated by this Agreement, without reduction in the Purchase Price or (b) terminate this Agreement by written notice to Seller, whereupon the Title Company shall return the Deposit, less $100 to be paid to Seller, to Buyer, and the parties shall have no rights or obligations hereunder, except for those which expressly survive any such termination. Such election shall be made by Buyer within five (5) business days after receipt of notice from Seller that Seller has elected not to cure or indemnify Buyer with respect to such material change or breach. Failure of Buyer to cause Seller to receive notice of such election of Buyer within such five (5) business days period shall conclusively be construed as Buyer's having elected alternative (a) above. The Closing Date shall be postponed automatically, if necessary, to permit the full running of such thirty (30)-day period. Notwithstanding the foregoing, no representation, warranty, covenant or agreement made in this Agreement by Seller shall survive the Closing relative to any matters known to Buyer to be untrue or incorrect and of which Seller is not notified by Buyer prior to or at the Closing.

    6A. Leasing Commissions. At the closing, as part of the assignment of
        -------------------
leases, Buyer will assume Seller's obligations under the leasing commission agreements listed on Exhibit J and any leasing commission agreements approved by Buyer in connection with any New Lease.

    7.  Representations and Warranties of Buyer. Buyer hereby represents and
        ---------------------------------------
warrants to Seller as follows: Buyer is a limited partnership duly organized and validly existing under the laws of the State of Georgia and is in good standing under the laws of the State of Georgia; all documents executed by Buyer which are to be delivered to Seller at Closing are or at the Closing will be duly authorized, executed, and delivered by Buyer, and are or at the Closing will be legal, valid, and binding obligations of Buyer, and do not and at the Closing will not violate any provisions of any agreement to which Buyer is a party or to which it is subject.

    8. Indemnification. Each party hereby agrees to indemnify the other party
       ---------------
and hold it harmless from and against any and all claims, demands, liabilities, costs, expenses, penalties, damages and losses, including, without limitation, reasonable attorneys' fees, resulting from any misrepresentations or breach of warranty or breach of covenant made by such party in this Agreement or in any document, certificate, or exhibit given or delivered to the other pursuant to or in connection with this Agreement. The provisions of this paragraph 8 shall survive the Closing and delivery of the limited or special warranty deed, as well as the termination or rescission of this Agreement.

    9. Loss by Fire or Other Casualty; Condemnation. In the event that, prior to
       --------------------------------------------
Closing, the Property, or any part thereof, is destroyed or materially damaged, or if condemnation proceedings are commenced against the Property, Buyer shall have the right, exercisable by giving notice of such decision to Seller within fifteen (15) days after receiving written notice of such damage, destruction or condemnation proceedings, to terminate this Agreement, in which case neither party shall have any further rights or obligations hereunder. If Buyer elects to accept the Property in its then condition, all proceeds of insurance or condemnation awards payable to Seller by reason of such damage, destruction or condemnation shall be paid or assigned to Buyer; and, in addition, to the extent of any insurance proceeds previously paid to Seller that have not been applied directly to the restoration of the Property, Buyer shall receive a credit at the Closing in the amount of such insurance proceeds. In the event of non-material damage to the Property, which damage Seller is unwilling to repair or replace, Buyer shall have the right, exercisable by giving notice within fifteen (15) days after receiving written notice of such damage, either (a) to terminate this Agreement as hereinabove in this paragraph provided, or (b) to accept the Property in its then condition and proceed with the purchase, in which case Buyer shall be entitled to a reasonable reduction of the Purchase Price to the extent of the cost of repairing or replacing such damage. In the event of non-material damage to the Property, which Seller is willing to repair or replace, Buyer shall not have the right to terminate this Agreement, but the Closing shall be extended until the damage is repaired. The damage shall be deemed to have been repaired when certificates of occupancy have been issued and the tenants who were displaced as a result of the damage have re-occupied their respective premises and re-commenced paying rent. Damage shall be deemed to be non-material if the cost of repair is $50,000 or less (as determined by Seller's architect, contractor or engineer). Buyer shall have the right, at its option, to close prior to the completion of the repairs, in which case Seller shall assign the insurance proceeds payable as a result of such damage to Buyer at the Closing; and, in addition, to the extent of any insurance proceeds previously paid to Seller that have not been applied directly to the restoration of the Property, Buyer shall receive a credit at the Closing in the amount of such insurance proceeds. For purposes of any repairs or replacements under this paragraph, the Closing Date may be extended, at Buyer's election, for a reasonable time to allow such repairs or replacements to be made.

    10. Possession.  Possession of the Property shall be delivered
        -----------
to Buyer on the Closing Date, provided, however, that Seller shall afford authorized representatives of Buyer reasonable access to the Property for the purposes of satisfying Buyer with respect to the representations, warranties, and covenants of Seller contained herein and with respect to satisfaction of any conditions precedent to the Closing contained herein.

    11. Maintenance of the Property.  Between the Seller's execution of this
        ---------------------------
Agreement and the Closing, Seller shall maintain the Property in good order, condition and repair, reasonable wear and tear excepted, shall perform all work required to be done by the landlord under the terms of any lease affecting the Property, and shall make all repairs, maintenance and replacements of equipment or improvements and otherwise operate the Property in the same manner as before the making of this Agreement, the same as though Seller were retaining the Property.

    12. Buyer's Consent to New Contracts Affecting the Property. Seller agrees
        -------------------------------------------------------
not to enter into any new lease agreement or other encumbrance of the Property following the Agreement Date without the prior written approval of Buyer, which approval shall not be unreasonably withheld or delayed. Buyer's failure to respond to Seller's request for approval within 3 business days following receipt thereof by Buyer shall be deemed conclusively to be the approval thereof by Buyer. Any such new or renewal lease or other agreement approved, or deemed approved, by Buyer is referred to herein as a "New Lease".

  13. Condition of Property.
      ---------------------

       (a) Buyer acknowledges that prior to Closing it or its agents will have inspected the Property and observed the physical characteristics and condition of the Property and the Improvements. Buyer hereby waives any and all defects in the physical characteristics and condition of the Property and the Improvements which would be disclosed by such inspection. Buyer further acknowledges that neither Seller nor any of Seller's officers or directors, nor Seller's employees, agents, representatives, or any other person or entity acting on behalf of Seller (hereafter, for the purpose of paragraph 13(a) and paragraph 13(b), such persons and entities are individually and collectively referred to as the "Seller") have made any representations, warranties or agreements by or on behalf of Seller as to any matters concerning the Property or the present use thereof or the suitability for Buyer's intended use of the Property, including, without limitation, the following: suitability of the topography; the availability of water rights or utilities; the present and future zoning, subdivision and any and all other land use matters; the condition of the soil, subsoil, or groundwater; the purpose(s) to which the Property is suited; drainage; flooding; access to public roads; or proposed routes of roads or extensions thereof. Buyer acknowledges and agrees that the Property is to be purchased, conveyed and accepted by Buyer in its present condition, "as is" and that no patent or latent defect in the condition of the Property whether or not known or discovered, shall affect the rights of either party hereto. Any documents furnished to Buyer by Seller relating to the Property including, without limitation, maps, surveys, studies, pro formas, reports and other information shall be deemed furnished as a courtesy to Buyer but without warranty from Seller. All work done in connection with preparing the Property for the uses intended by Buyer including any and all fees, studies, reports, approvals, plans, surveys, permits, and any expenses whatsoever necessary or desirable in connection with Buyer's acquiring, developing, using and/or operating the Property shall be obtained and paid for by, and shall be the sole responsibility of Buyer. Buyer has investigated and has knowledge of operative or proposed governmental laws and regulations including land use laws and regulations to which the Property may be subject and shall acquire the Property upon the basis of its review and determination of the applicability and effect of such laws and regulations. Buyer has neither received nor relied upon any representations concerning such laws and regulations from Seller.

           This paragraph 13(a) is made subject to the express provisions of paragraph 6.

          Buyer, on behalf of itself and its employees, agents, successors and assigns attorneys and other representatives, and each of them, hereby releases

Seller from and against any and all claims, demands, causes of action, obligations, damages and liabilities of any nature whatsoever, directly or indirectly, arising out of or related to the condition of the Property.

          By signing in the space provided below in this paragraph 13(a), Buyer acknowledges that it has read and understood the provisions of this paragraph 13(a).

                                    Buyer:  WEEKS REALTY, L.P., a Georgia
                                            limited partnership
                                            By:
                                               --------------------------
                                            Its:
                                                -------------------------




      (b) At any time following the Agreement Date, Buyer may have access to the Property for the purpose of making, at Buyer's sole cost and expense, studies, physical inspections, investigations and tests on the Property (the "Tests") provided that no such tests shall be conducted without prior written notice to Seller and Seller's prior approval of such Tests, which approval shall not be unreasonably withheld. Seller acknowledges that the Tests will include a Phase I environmental audit and a physical inspection of the Property. Prior to entering onto the Property, Buyer shall provide Seller with a certificate of insurance evidencing liability insurance coverage acceptable to Seller with respect to all activities to be undertaken by Buyer or its agents on the Property. Buyer shall be required to conduct such Tests in a manner as to not disturb or interfere with the current use of the Property and upon completion of such Tests, Buyer agrees at its sole cost to restore the Property to the condition it was in immediately prior to such Tests, including, but not limited to the immediate removal of anything placed on the Property in connection with such Tests. Copies of any reports, letters or other written information generated as a result of such Tests shall be provided to Seller if the sale contemplated by this Agreement does not close for any reason. Buyer shall indemnify, defend (with counsel reasonably satisfactory to Seller), protect, and hold Seller harmless from and against any and all liability, loss, cost, damage, or expense (including, without limitation, attorney's fees and costs) which Seller may sustain or incur by reason of or in connection with any Tests made by Buyer or Buyer's representatives relating to or in connection with the Property, or entries by Buyer or its representatives onto the Property. Notwithstanding any provision to the contrary in this Agreement, the indemnity obligations of Buyer under this Agreement shall survive any termination of this Agreement or the delivery of the deed and the transfer of title.

    14. Miscellaneous.
        --------------

        (a) Notices.  Any notice required or permitted to be given under this
            -------
Agreement shall be in writing and shall be deemed to have been given when deposited in a United States Post Office, registered or certified mail, postage prepaid, return receipt required, and addressed as follows:

           If to Seller:
                 ------

           Principal Mutual Life Insurance Company
           711 High Street
           Des Moines, Iowa  50392-0301
           Attn:  Terrence M. Tobin, Esq.

           With a copy to:

           Larry H. Pachter
           Pachter, Gregory & Finocchiaro, P.C.
           300 West Washington Street
           16th Floor
           Chicago, IL  60606

           If to Buyer:
                 -----

           Weeks Realty, L.P.
           4497 Park Drive
           Norcross, GA 30093
           Attn:  Mr. Thomas D. Senkbeil

           With a copy to:

           Mr. Randolph A. Marks
           Two Midtown Plaza
           Suite 1100
           1360 Peachtree Street, N.E.
           Atlanta, GA  30309

or such other address as either party may from time to time specify in writing to the other. Notices given by Certified Mail shall be effective upon deposit in the U.S. Mail, as described above, but the time within which a response must be given shall commence upon actual receipt or refusal to accept delivery. Notices may also be given by Federal Express (or any similar nationally recognized overnight courier service); and such notices shall be effective upon delivery to the courier service, but the time within which a response must be given shall commence upon actual receipt or refusal to accept delivery.

        (b) Brokers and Finders.  Neither party has had any contact or dealings
            -------------------
regarding the Property, or any communication in connection with the subject matter of this transaction, through any licensed real estate broker or other person who can claim a right to a commission or finder's fee as a procuring cause of the sale contemplated herein. In the event that any other broker or finder perfects a claim for a commission or finder's fee based upon any such contract, dealings or communication, the party through whom the broker or finder makes his claim shall be responsible for said commission or fee and all costs and expenses (including reasonable attorneys' fees) incurred by the other party in defending against the same.

        (c) Successors and Assigns.  This Agreement shall be binding upon, and
            ----------------------
inure to the benefit of, the parties hereto and their respective successors, heirs, administrators and assigns; provided, however, that Buyer may not assign its rights or delegate its obligations hereunder except with the prior written consent of Seller. Notwithstanding the foregoing, Buyer shall have the right, without Seller's consent but with prior written notice to Seller, to assign its rights, and delegate its duties and obligations hereunder to any "Affiliate" (as herein defined) or Buyer. Upon such assignment and delegation to, and assumption thereof by, such Affiliate, the assigning Buyer shall be released from any further duties or obligations hereunder. The term "Affiliate" shall mean any person or entity controlling, controlled by or under common control with Purchase, including without limitation, Weeks Development Partnership, a Georgia general partnership. The term "control" and the derivations thereof shall mean the power through contract or ownership to control the policies of the specified entity.

        (d) Amendments and Terminations.  Except as otherwise provided herein,
            ---------------------------
this Agreement may be amended or modified by, and only by, a written instrument executed by Seller and Buyer.

        (e) Continuation and Survival of Representations and Warranties.  All
            -----------------------------------------------------------
representations and warranties by the respective parties contained herein or made in writing pursuant to this Agreement are intended to and shall remain true and correct as of the time of Closing, shall be deemed to be material, and shall survive the execution and delivery of this Agreement and the delivery of the warranty deed and transfer of title for a period of one (1) year following Closing.

        (f) Governing Law.  This Agreement shall be governed by and construed in
            -------------
accordance with the laws of the State of Georgia.

        (g) Merger of Prior Agreements.  This Agreement supersedes all prior
            --------------------------
agreements and understandings between the parties hereto relating to the subject matter hereof.

        (h) Enforcement.  In the event either party hereto fails to perform any
            -----------
of its obligations under this Agreement or in the event a dispute arises concerning the meaning or interpretation of any provision of this Agreement, the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys' fees.

        (i) Time of the Essence.  Time is of the essence of this Agreement.
            -------------------

    15. Knowledge.  For the purposes of this Agreement, Buyer acknowledges that
        ---------
the "knowledge" of the Seller is expressly limited to the actual knowledge of Michael S. Duffy and the Asset Manager(s) of Seller responsible for each property for the twelve months prior to the Closing.

    16. Seller's Default.  In the event the Closing does not occur as a result
        ----------------
of Seller's failure to perform any of its obligations hereunder, and such failure is not cured within ten (10) days following receipt by Seller of written notice of such default, Buyer shall have the right, as its sole remedy for such default, to either (i) terminate this Agreement and receive a refund of the Deposit (and neither party shall have any further rights, duties or obligations hereunder), or (ii) institute an action for specific performance of this Agreement. If Buyer does not file an action for specific performance within six
(6) months following the Closing Date, Buyer shall be deemed to have elected to proceed under clause (i) above. In the event, at any time, Buyer seeks recovery against Seller for breach of a representation or warranty, or either party seeks indemnification from the other party under the indemnity provisions of this Agreement, the party seeking recovery shall be limited to recovering only its actual damages, and to the extent permitted by law each party agrees that it shall not seek or recover punitive or consequential damages; and the total liability of any party to the other party, for all such actions, in the aggregate, shall not exceed $1,000,000.00.

    17. Buyer's Default.  If Buyer defaults in its obligations hereunder, which
        ---------------
default is not cured within ten (10) days following receipt by Buyer of written notice of such default, Seller shall receive the Deposit from Title Company as full liquidated damages, this Agreement shall be null and void, and none of the parties hereto shall have any further rights, duties or obligations hereunder. Buyer and Seller acknowledge that it would be difficult to ascertain precisely the actual damages suffered by Seller as a result of any default by Buyer and agree that such liquidated damages are a reasonable estimate thereof; and shall be Seller's sole remedy in the event of Buyer's default.

  18. Tax-Deferred Exchange.  Buyer and Seller agree that, at Seller's sole
      ---------------------
election, this transaction shall be structured as an exchange of like-kind properties under Section 1031 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations and proposed regulations thereunder. The parties agree that if Seller wishes to make such election, it must do so prior to the Closing Date. If Seller so elects, Buyer shall reasonably cooperate with Seller, provided any such exchange is consummated pursuant to an agreement that is mutually acceptable to Buyer and Seller and which shall be executed and delivered on or before the Closing Date. Seller shall in all events be responsible for all costs and expenses related to the Section 1031 exchange and shall fully indemnify, defend and hold Buyer harmless from and against any and all liability, claims, damages, expenses (including reasonable attorneys' and paralegal fees and reasonable attorneys' and paralegal fees on appeal), proceedings and causes of action of any kind or nature whatsoever arising out of, connected with or in any manner related to such 1031 exchange that would not have been incurred by Buyer if the transaction were a purchase for cash. The provisions of the immediately preceding sentence shall survive closing and the transfer of title to subject Property to Buyer. Notwithstanding anything to the contrary contained in this paragraph, any such Section 1031 exchange shall be consummated through the use of a facilitator or intermediary so that Buyer shall in no event be requested or required to acquire title to any property other than the Property. The Closing Date shall not be extended in order to accomplish the tax-free exchange without Seller and Buyer's written consent. If Buyer is requested to sign any notes, mortgages or other documents in connection with the consummation of the tax-free exchange, all such notes, mortgages, and other documents shall contain such nonrecourse and exculpatory language as Buyer shall require, in its sole discretion.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Buyer:
- -----

WEEKS REALTY, L.P., a Georgia limited partnership


By:  Weeks Corporation,
     General Partner


By:       /s/ Thomas D. Senkbeil
         -------------------------------
    Name: Thomas D. Senkbeil
         -------------------------------
    Its:  Vice Chairman
         -------------------------------

Seller:
- ------

PRINCIPAL MUTUAL LIFE INSURANCE
 COMPANY, an Iowa corporation

By:      /s/ Terrence M. Tobin
         -------------------------------
Its:     Counsel
         -------------------------------

By:      /s/ Jon C. Heiny
         -------------------------------
Its:     Counsel
         -------------------------------

       EXHIBITS AND SCHEDULES TO REAL ESTATE PURCHASE AND SALE AGREEMENT


 Exhibit or
 Schedule #    Description
- ------------   -----------

A1-A3          Description of the Land
  B            Bill of Sale
  C            Assignment of Leases
  D            Assignment of Warranties, Guarantees, and Service Contracts
  E            Form of Tenant Notices
 F-G           Closing Certificate
  H            Tenant Estoppel Certificate
  I            Limited Warranty Deed
  J            Leasing Commission Agreements
